Exhibit 99.1

News Release
Weatherford Reports Third Quarter Results
Record revenue drives 136% year-on-year increase in earnings of $0.26 per diluted share, before items
GENEVA, SWITZERLAND, October 25, 2011 — Weatherford International Ltd. (NYSE and SIX: WFT) today reported third quarter 2011 income of $197 million, or $0.26 per diluted share, excluding an after-tax loss of $7 million. On a GAAP basis, our net income for the third quarter of 2011 was $190 million, or $0.25 per diluted share. The excluded after-tax loss is comprised of $6 million in severance and exit charges and $1 million in government investigation costs.
Third quarter diluted earnings per share reflects an increase of $0.15, or 136 percent, over the third quarter of 2010 diluted earnings per share of $0.11, before charges. Sequentially, the company’s third quarter diluted earnings per share, before charges, was $0.09, or 53 percent, higher than the second quarter of 2011. Field operations drove the entire sequential improvement in profitability. Two non-operating items partially offset operating improvements. First, foreign exchange book losses of $20 million at Weatherford recorded in Other, Net and our share of similar foreign exchange book losses at a minority-owned subsidiary in Russia, which reduced regional operating income by an additional $8 million. Second, a higher sequential effective tax rate reduced net income by $7 million.
Third quarter revenues of $3,373 million were the highest in the company’s history. Revenues were 33 percent higher than the same period last year and 11 percent higher than the prior quarter. North America revenue was up 21 percent sequentially and up 48 percent versus the third quarter of 2010. The sequential increase in North America was partially due to seasonal recovery from the Canadian break-up experienced in the second quarter of 2011. International revenues were up three percent sequentially and up 22 percent versus the same quarter of 2010.
Segment operating income of $525 million improved 42 percent year-over-year and 25 percent sequentially. The company’s North America operations provided all of the sequential growth compared to the second quarter of 2011 and delivered 39 percent incremental margins. Internationally, Latin America was the strongest contributor with respect to revenue and profit growth. An $8 million foreign exchange book loss at one of the company’s minority-owned subsidiaries in Russia weighed on Eastern Hemisphere earnings, as the venture recorded a currency loss on its U.S. dollar-denominated debt due to a strengthening of the dollar versus the Russian rouble.
Subject to the risks regarding forward-looking statements highlighted by the company in this press release and its public filings, the company expects earnings per share before excluded items of approximately $0.30 to $0.34 in the fourth quarter of 2011, with profit growth expected in all reporting regions. With respect to 2012, the company maintains a positive but more measured outlook for its North American business and expects modest revenue growth and margin expansion as compared to 2011 annualized exit rates as a result of strong activity in Canada and in the U.S. oil market. Internationally, the company anticipates continued growth and expanding margins in its Latin America region, underpinned by improvements in Argentina, Brazil, Colombia, Mexico and Venezuela. Eastern Hemisphere is also expected to improve in 2012, with upticks in Europe and Russia, as well as a recovery in the Middle East / North Africa

/ Asia Pacific region with positive contributions from new contracts with better terms and pricing, the completion of existing contracts and activity improvements in North Africa.
North America
Revenues for the quarter were $1,620 million, which is a 48 percent increase over the same quarter in the prior year and up 21 percent sequentially. The Artificial Lift, Completion Systems, Wireline and Drilling Services product lines contributed strong results for the quarter.
The current quarter’s operating income was $352 million, up $153 million from the third quarter of 2010, and was up $109 million, or 45 percent, compared to the prior quarter. Strong growth and steadily expanding margins in the U.S. and the recovery from the second quarter’s Canadian break-up contributed to the sequential increase.
Middle East/North Africa/Asia
Third quarter revenues of $573 million were five percent lower than the third quarter of 2010 and seven percent lower than the prior quarter. The sequential decline in revenues was principally the result of the deconsolidation of three joint ventures and a decline in activity in Algeria.
The current quarter’s operating income of $15 million decreased 77 percent as compared to the same quarter in the prior year and decreased $19 million compared to the second quarter of 2011. The mobilization of equipment out of Algeria pending additional tenders weighed on margins, as did a negative swing in Iraq profitability and continuing operating losses in Libya due to political disruptions.

Europe/West Africa/FSU
Third quarter revenues of $589 million were 19 percent higher than the third quarter of 2010 and one percent lower than the prior quarter. The revenue growth over the same quarter of 2010 came from stronger performance in Russia and the North Sea.
The current quarter’s operating income of $87 million was up 37 percent compared to the same quarter in the prior year and down $6 million compared to the prior quarter. The current quarter was negatively impacted by the $8 million of foreign exchange losses discussed above.
Latin America
Third quarter revenues of $592 million were 76 percent higher than the third quarter of 2010 and up 19 percent compared to the second quarter of 2011. Mexico, Brazil and Venezuela posted strong sequential performances and nearly all product lines experienced quarter on quarter growth.
The current quarter’s operating income of $71 million increased 73 percent as compared to the same quarter in the prior year and increased $20 million compared to the prior quarter.
Liquidity and Net Debt
Net debt for the quarter increased $301 million, with working capital increasing $333 million during the quarter.

Reclassifications and Non-GAAP
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2011 third quarter results on October 25, 2011 at 7:00 a.m. (CDT). The company invites investors to listen to a play back of the conference call and to access the call transcript at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 59,000 people worldwide.
# # #

Contacts:	Andrew P. Becnel	+41.22.816.1502
Chief Financial Officer

	Karen David-Green	+1.713.693.2530
Vice President — Investor Relations
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes statements related to future levels of earnings, revenue, expenses, margins, capital expenditures, changes in working capital, cash flows, tax expense, effective tax rates and net income, as well as the prospects for the oilfield service business generally and our business in particular. It is inherently difficult to make projections or other forward-looking statements in a cyclical industry and given the current macroeconomic uncertainty. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. These include the future level of crude oil and natural gas prices, demand for our products and services, levels of pricing for our products and services, utilization rates of our equipment, the effectiveness of our supply chain, weather-related disruptions and other operational and non-operational risks that are detailed in our most recent Form 10-K and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Net Revenues:
North America	$1,619,601	$1,096,963	$4,324,318	$2,903,238
Middle East/North Africa/Asia	572,707	601,215	1,765,609	1,765,873
Europe/West Africa/FSU	588,572	496,113	1,691,453	1,456,049
Latin America	591,770	335,461	1,499,270	1,172,822

	3,372,650	2,529,752	9,280,650	7,297,982

Operating Income (Expense):
North America	352,163	199,029	879,473	434,462
Middle East/North Africa/Asia	15,341	65,718	60,109	215,425
Europe/West Africa/FSU	86,595	63,236	216,610	176,900
Latin America	70,878	40,914	143,050	108,979
Research and Development	(58,888)	(54,457)	(185,666)	(156,844)
Corporate Expenses	(41,981)	(41,907)	(140,840)	(129,635)
Revaluation of Contingent Consideration	—	90,011	—	(2,752)
Severance, Exit and Other Adjustments	(8,402)	(87,120)	(47,927)	(158,461)

	415,706	275,424	924,809	488,074

Other Income (Expense):
Interest Expense, Net	(114,448)	(99,318)	(340,638)	(290,376)
Bond Tender Premium	—	(10,731)	—	(10,731)
Devaluation of Venezuelan Bolivar	—	—	—	(63,859)
Other, Net	(26,261)	(12,277)	(67,194)	(35,681)

Income Before Income Taxes	274,997	153,098	516,977	87,427

Benefit (Provision) for Income Taxes:
Provision for Operations	(83,758)	(74,411)	(154,511)	(146,940)
Provision for Legal Entity Reorganization	—	(7,890)	—	(7,890)
Benefit from Devaluation of Venezuelan Bolivar	—	—	—	23,973
Benefit from Severance, Exit and Other Adjustments	1,902	28,142	7,250	33,473

	(81,856)	(54,159)	(147,261)	(97,384)

Net Income (Loss)	193,141	98,939	369,716	(9,957)
Net Income Attributable to Noncontrolling Interest	(2,781)	(4,286)	(10,057)	(11,637)

Net Income (Loss) Attributable to Weatherford	$190,360	$94,653	$359,659	$(21,594)

Earnings (Loss) Per Share Attributable to Weatherford:
Basic	$0.25	$0.13	$0.48	$(0.03)
Diluted	$0.25	$0.13	$0.47	$(0.03)

Weighted Average Shares Outstanding:
Basic	753,896	745,502	750,634	742,192
Diluted	759,946	751,394	758,491	742,192

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In Thousands)

	Three Months Ended
	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
Net Revenues:
North America	$1,619,601	$1,344,245	$1,360,472	$1,263,643	$1,096,963
Middle East/North Africa/Asia	572,707	617,376	575,526	684,630	601,215
Europe/West Africa/FSU	588,572	592,458	510,423	528,380	496,113
Latin America	591,770	497,735	409,765	446,162	335,461

	$3,372,650	$3,051,814	$2,856,186	$2,922,815	$2,529,752

Operating Income (Expense):
North America	$352,163	$243,613	$283,697	$261,145	$199,029
Middle East/North Africa/Asia	15,341	33,964	10,804	49,222	65,718
Europe/West Africa/FSU	86,595	92,511	37,504	64,398	63,236
Latin America	70,878	51,081	21,091	52,960	40,914
Research and Development	(58,888)	(62,231)	(64,547)	(57,637)	(54,457)
Corporate Expenses	(41,981)	(43,030)	(55,829)	(43,283)	(41,907)
Revaluation of Contingent Consideration	—	—	—	15,349	90,011
Severance, Exit and Other Adjustments	(8,402)	(18,693)	(20,832)	(48,775)	(87,120)

	$415,706	$297,215	$211,888	$293,379	$275,424

	Three Months Ended
	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
Product Line Revenues
Stimulation and Chemicals	$584,550	$544,953	$457,557	$396,241	$333,630
Artificial Lift Systems	600,822	535,016	443,691	471,276	417,464
Drilling Services	550,722	487,559	474,440	481,687	428,930
Well Construction	414,593	382,077	346,052	362,668	332,118
Integrated Drilling	331,446	316,554	319,661	356,871	261,974
Completion Systems	269,235	248,850	206,760	256,676	191,559
Drilling Tools	215,720	182,956	220,538	211,823	200,555
Wireline and Evaluation Services	195,731	160,246	188,778	159,426	155,402
Re-entry and Fishing	171,463	159,851	164,274	165,094	153,569
Pipeline and Specialty Services	38,368	33,752	34,435	61,053	54,551

	$3,372,650	$3,051,814	$2,856,186	$2,922,815	$2,529,752

	Three Months Ended
	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
Depreciation and Amortization:
North America	$90,994	$88,006	$87,793	$83,996	$81,843
Middle East/North Africa/Asia	83,441	82,548	81,380	81,596	75,968
Europe/West Africa/FSU	58,782	57,696	56,594	53,408	56,960
Latin America	50,577	48,722	46,388	47,377	46,527
Research and Development	2,391	2,471	1,964	2,398	2,420
Corporate	2,265	2,725	2,936	3,075	3,491

	$288,450	$282,168	$277,055	$271,850	$267,209

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 30, 2011, June 30, 2011, and September 30, 2010 and for the nine months ended September 30, 2011 and September 30, 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010
Operating Income:
GAAP Operating Income	$415,706	$297,215	$275,424	$924,809	$488,074
Severance, Exit and Other Adjustments	8,402	18,693	87,120	47,927	158,461
Revaluation of Contingent Consideration	—	—	(90,011)	—	2,752

Non-GAAP Operating Income	$424,108	$315,908	$272,533	$972,736	$649,287

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$274,997	$161,164	$153,098	$516,977	$87,427
Severance, Exit and Other Adjustments	8,402	18,693	87,120	47,927	158,461
Revaluation of Contingent Consideration	—	—	(90,011)	—	2,752
Devaluation of Venezuelan Bolivar	—	—	—	—	63,859
Bond Tender Premium	—	—	10,731	—	10,731

Non-GAAP Income (Loss) Before Income Taxes	$283,399	$179,857	$160,938	$564,904	$323,230

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(81,856)	$(46,128)	$(54,159)	$(147,261)	$(97,384)
Legal Entity Reorganization Charges	—	—	7,890	—	7,890
Devaluation of Venezuelan Bolivar	—	—	—	—	(23,973)
Bond Tender, Severance, Exit and Other Adjustments	(1,902)	(2,827)	(28,142)	(7,250)	(33,473)

Non-GAAP Benefit (Provision) for Income Taxes	$(83,758)	$(48,955)	$(74,411)	$(154,511)	$(146,940)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$190,360	$110,098	$94,653	$359,659	$(21,594)
Total Charges, net of tax	6,500 (a)	15,866 (b)	(12,412) (c)	40,677 (d)	186,247 (e)

Non-GAAP Net Income	$196,860	$125,964	$82,241	$400,336	$164,653

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$0.25	$0.15	$0.13	$0.47	$(0.03)
Total Charges, net of tax	0.01 (a)	0.02 (b)	(0.02) (c)	0.06 (d)	0.25 (e)

Non-GAAP Diluted Earnings per Share	$0.26	$0.17	$0.11	$0.53	$0.22

Note (a): This amount is comprised of severance and exit charges of $6 million, net of tax, and costs incurred in connnection with on-going investigations by the U.S. government of $1 million.
Note (b): This amount is comprised of severance charges of $12 million, net of tax, and costs incurred in connnection with on-going investigations by the U.S. government of $3 million. We also incurred charges totaling $1 million, net of tax, for facility closure costs and termination fees.
Note (c): This amount is comprised of (i) a $90 million gain for the revaluation of contingent consideration included as part of our acquisition of the Oilfield Services Division (“OFS”) of TNK-BP, (ii) a $54 million charge for revisions to our estimates in our project management contracts in Mexico and (iii) a $7 million charge for a premium paid on tendering a portion of our senior notes. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges associated with our restructuring activities. In addition, we incurred a tax charge of $8 million as a result of a legal entity reorganization initiative completed during the third quarter of 2010.
Note (d): This amount is comprised of a $9 million charge associated with terminating a corporate consulting contract and $26 million for severance and exit costs. We also incurred investigation costs of $5 million in connection with on-going investigations by the U.S. government.
Note (e): This amount is comprised of (i) a $38 million charge related to our supplemental executive retirement plan that was frozen on March 31, 2010, (ii) a $40 million charge related to the devaluation of the Venezuelan Bolivar, (iii) a $54 million charge for revisions to our estimates in our project management contracts in Mexico and (iv) a $7 million charge for a premium paid on tendering a portion of our senior notes, and (v) a net $3 million charge for the revaluation of contingent consideration. During the year to date period ended September 30, 2010, we incurred a tax charge of $8 million as a result of a legal entity reorganization initiative completed during the third quarter of 2010. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges associated with our restructuring activities.

Weatherford International Ltd.
Consolidated Condensed Balance Sheet
(Unaudited)
(In Thousands)

	September 30,	December 31,
	2011	2010
Current Assets:
Cash and Cash Equivalents	$273,562	$415,772
Accounts Receivable, Net	3,180,861	2,629,403
Inventories	3,071,830	2,590,008
Other Current Assets	1,068,295	856,884

	7,594,548	6,492,067

Long-Term Assets:
Property, Plant and Equipment, Net	7,140,692	6,939,754
Goodwill	4,351,160	4,185,477
Other Intangibles, Net	722,315	730,429
Equity Investments	599,730	539,580
Other Assets	258,831	244,347

	13,072,728	12,639,587

Total Assets	$20,667,276	$19,131,654

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$1,349,624	$235,392
Accounts Payable	1,565,728	1,335,020
Other Current Liabilities	1,122,803	1,012,567

	4,038,155	2,582,979

Long-term Liabilities:
Long-term Debt	6,266,190	6,529,998
Other Liabilities	466,358	553,830

	6,732,548	7,083,828

Total Liabilities	10,770,703	9,666,807

Shareholders’ Equity:
Weatherford Shareholders’ Equity	9,872,321	9,400,931
Noncontrolling Interest	24,252	63,916

Total Shareholders’ Equity	9,896,573	9,464,847

Total Liabilities and Shareholders’ Equity	$20,667,276	$19,131,654

Weatherford International Ltd.
Net Debt
(Unaudited)
(In Thousands)

Change in Net Debt for the Three Months Ended September 30, 2011:
Net Debt at June 30, 2011	$(7,040,880)
Operating Income	415,706
Depreciation and Amortization	288,450
Severance, Exit and Other Adjustments	8,402
Capital Expenditures	(377,088)
Increase in Working Capital	(342,325)
Income Taxes Paid	(59,270)
Interest Paid	(179,248)
Acquisitions and Divestitures of Assets and Businesses, Net	(27,374)
Foreign Currency Contract Settlements	7,218
Other	(35,843)

Net Debt at September 30, 2011	$(7,342,252)

Change in Net Debt for the Nine Months Ended September 30, 2011:
Net Debt at December 31, 2010	$(6,349,618)
Operating Income	924,809
Depreciation and Amortization	847,673
Severance, Exit and Other Adjustments	47,927
Capital Expenditures	(1,120,325)
Increase in Working Capital	(821,362)
Income Taxes Paid	(194,730)
Interest Paid	(413,677)
Acquisitions and Divestitures of Assets and Businesses, Net	(65,884)
Foreign Currency Contract Settlements	(82,728)
Other	(114,337)

Net Debt at September 30, 2011	$(7,342,252)

	September 30,	June 30,	December 31,
	2011	2011	2010
Components of Net Debt
Cash	$273,562	$329,555	$415,772
Short-term Borrowings and Current Portion of Long-Term Debt	(1,349,624)	(1,113,724)	(235,392)
Long-term Debt	(6,266,190)	(6,256,711)	(6,529,998)

Net Debt	$(7,342,252)	$(7,040,880)	$(6,349,618)

“Net Debt” is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.